Exhibit 99.2

Opening – Operator

Welcome to the third quarter 2024 webcast for National Healthcare Properties Inc. (formerly known as Healthcare Trust, Inc.). All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. The Company refers you to its SEC filings including its most recent Form 10-K for a more detailed discussion of the risk factors that could cause these differences and impact its business.

During today's call, the Company will also discuss certain non-GAAP financial measures. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measures as part of its third quarter 2024 investor presentation available on its website at www.nhpreit.com.

You may submit questions during today’s webcast by typing them in the box on the screen and a member of the Company’s investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on the Company’s website.

I would now like to turn the call over to Michael Anderson, Chief Executive Officer and President, and Scott Lappetito, Chief Financial Officer. Please go-ahead Michael.

Slide 2: Q3'24 Company Overview – (Michael Anderson)

Thank you. Before we get to our third quarter results, I want to welcome you to our first quarterly webcast as an internally-managed and publicly-registered real estate investment trust, following the successful completion of our internalization at the end of September. In conjunction with the internalization, we also completed the rebranding of our company to National Healthcare Properties. This is a significant milestone that we believe will enhance our operational efficiency, further align our governance structure with that of our publicly traded peers and position us for future growth.

For an overview of the third quarter, I am happy to report robust leasing activities and strong occupancy and cash NOI results on the same store basis for both the Outpatient Medical Facilities, or OMF, segment and the Senior Housing Operating Properties, or SHOP, segment. In addition, we achieved improvement in AFFO on a year-over-year basis and in other key operating metrics for our business. At the same time, we are continuing the execution of our strategic disposition initiative that we believe will further enhance our portfolio composition, improve our operating metrics and reduce our leverage.

From a leasing perspective, I would like to highlight that we finalized an extension with UPMC for approximately 728 thousand square feet subsequent to quarter-end, which would have increased our third quarter same store weighted average lease term in the OMF segment from 4.3 years to 6.5 years on a pro-forma basis.

Beginning this quarter, as we continue to progress towards an anticipated public listing of our common stock, we are adding certain new same store operational and non-GAAP financial metrics to our quarterly reporting that more closely align with other publicly-traded REITs. Scott will discuss these metrics in more detail.

Slide 3: Corporate Update – Internalization (Michael Anderson)

With the completion of our internalization at the end of September, we expect to achieve more than $25 million in annualized G&A cost savings as we have terminated the obligations for operating fees previously paid to the former external manager. On a pro-forma basis, we believe this will significantly reduce our leverage as measured by net debt to annualized adjusted EBITDA. Using third quarter figures, on a pro-forma basis, the annualized G&A cost savings of over $25 million would have reduced our Net Debt to Annualized Adjusted EBITDA from 13.6x to 10.4x. We also believe that the internalization will, over time, bring additional benefits, including enhanced corporate governance, better preparedness for an eventual listing on a national exchange and enhanced marketability for our common stock upon listing. We are excited about this new chapter for National Healthcare Properties.

Slide 4: Corporate Update - Strategic Disposition Initiative Update (Michael Anderson)

As previously announced, we are evaluating the composition of our portfolio to ensure ongoing alignment with our investment strategy within both of our operating segments. Where appropriate, we have been strategically disposing of properties which we believe are no longer aligned with our investment strategy, and realize liquidity to fund, along with cash on hand, the amounts due to the former external manager due to our internalization. Since the beginning of this year, we have closed the sale of 11 properties at an attractive cash cap rate of 7.9%. Our current disposition pipeline includes an additional 19 OMF and 2 SHOP assets, representing an expected total sales price of $173.4 million, if completed on the anticipated terms. This current pipeline, together with the 11 properties previously sold, totals $258.4 million in aggregate sales or contract price at a cash cap rate of 6.3%, which we believe highlights the disciplined execution of our strategic disposition initiative.

Slide 5: Corporate Update - Portfolio Key Stats (Michael Anderson)

As of September 30, 2024, we owned 198 properties in 32 states. The portfolio consisted of 153 OMF properties across 4.9 million rentable square feet, and 45 SHOP properties with 3,919 available individual units. Based on cash NOI, the portfolio was comprised of approximately 72% OMF and 28% SHOP assets.

Additionally, as of September 30, 2024, our OMF segment was 94% occupied on the same store basis, with a weighted-average remaining lease term of 6.5 years on the same store basis and after taking into account the recent UPMC renewals discussed earlier. Our OMF portfolio also featured annual cash rent escalations that averaged 2.2% on approximately 91% of leases, which increase cash rental payments in future periods.

I am also happy to report that SHOP occupancy experienced a year-over-year increase of 4.2% on the same store basis, continuing this upward trend that we have seen during 2024, which drove same store cash NOI to increase 23.3% during the same period. This portfolio also comes with an attractive Revenue per Occupied Room of approximately $5,600.

Slide 6: Corporate Update - Portfolio Composition (Michael Anderson)

Our well diversified portfolio also benefits from positive trends of increasing healthcare utilization, reliable cash flows from our mix of tenants and operators in different healthcare sectors, geographical diversification and strong relationships with our SHOP portfolio operators. The steady quarterly same store revenue and cash NOI of our business illustrate the strength of our diversified portfolio.

Scott, will you please take us through the financial performance?

Slide 7: Corporate Update - Portfolio Performance Highlights (Scott Lappetito)

Thank you, Michael. We continue to execute on our operational initiatives by increasing cash NOI through strong leasing activity in the OMF segment as well as occupancy growth, rental rate growth, and effective expense management in the SHOP segment of our portfolio. Our strong execution has led to an improvement in our OMF segment’s same store weighted-average remaining lease term to 6.5 years on a pro-forma basis after taking into account the recent UPMC renewals. Similarly, our SHOP segment improved its same store occupancy by 1.7% quarter-over-quarter.

For the third quarter of 2024, we recorded a net loss attributable to common stockholders of $44.1 million, as compared to a loss of $19.6 million in the third quarter of 2023. During the same period, AFFO grew to $1.9 million from $1.5 million.

Same store Cash NOI in our SHOP segment grew by $1.6 million, or 23.3%, in the third quarter of 2024 compared the third quarter of 2023 because of increased occupancy. OMF segment contributed same store cash NOI of $21.7 million, with continued successes in leasing efforts.

As Michael mentioned earlier, in the Appendix of today’s presentation, which will be furnished and available on our website, you will find the expanded non-GAAP metrics that we will now be providing. These include FFO, AFFO, EBITDA, Adjusted EBITDA, NOI and Cash NOI

(including on the same store basis), Net Debt to Annualized Adjusted EBITDA and Cash Paid for Interest. I will note that this Appendix includes reconciliations of the related GAAP and non-GAAP measures.

Slide 8: Capitalization Highlights (Scott Lappetito)

We also continue to actively manage our balance sheet and capital structure.

As of September 30, 2024, our Net Leverage was 46.1%. All of our debt is fixed-rate, inclusive of our hedging instruments, at a weighted-average economic interest rate of 5.0%.

Our debt is comprised of $828.0 million of fixed-rate mortgages secured by 136 OMFs and four SHOPs, with an aggregate gross asset value of $1.3 billion. In addition, we have $342.0 million that is drawn on our Fannie Mae Master Credit Facilities which are secured by SHOPs and mature in late 2026.

I would now like to turn the call back to Michael.

Slides 9: Diversification (Michael Anderson)

Thanks, Scott. We have diligently constructed a portfolio of OMF and SHOP assets throughout the U.S. Our portfolio is well-diversified geographically across 32 states, with only three states representing more than 10% of the total portfolio by straight-line rent.

Slide 10: Key Operating Highlights (Michael Anderson)

We believe we will position NHP for long-term earnings growth by, among other things, capitalizing on leasing available space and strategically evaluating the properties in our portfolio. Our portfolio continues to demonstrate its resilience, as we earned a positive spread on lease renewals in the OMF portfolio, increased AFFO for our business and grew same store cash NOI for the SHOP portfolio and same store revenue for the OMF portfolio compared to prior year.

Slide 11: Experienced Leadership Team (Michael Anderson)

We believe we have the right team in place to execute our strategy and to drive long-term value. After the internalization, I have remained as Chief Executive Officer and also joined the board of directors. Scott also continues to serve as our Chief Financial Officer. We are excited to lead NHP into its new chapter and ensure that we are well-prepared to capitalize on growth opportunities within the healthcare real estate sector. Our executive team also includes Trent Taylor, Senior Vice President of asset management, David Ruggiero, head of acquisitions, and our dedicated SHOP team led by Lindsay Gordon.

Closing Statements (Michael Anderson)

We are pleased with the ongoing improvement in the performance of our portfolio with strong year-over-year growth in AFFO. The year-over-year increase in same store cash NOI and improvements in occupancy in the SHOP segment this quarter also extend the momentum we have seen in this portfolio. At the same time, our OMF portfolio continues its strong, dependable performance, growing segment revenue compared to the prior year’s quarter. With the successful completion of our internalization, our board will continue to consider a potential listing or another liquidity event for NHP and its shareholders. We thank you for joining us today and look forward to keeping you updated with these and additional exciting developments for NHP.